EXHIBIT 8

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby acknowledge and agree that the Statement on
Schedule 13D (the "Schedule 13D") with respect to the securities of EpicEdge, Inc., to which this Agreement is attached, is filed on behalf of each of the undersigned and that all subsequent amendments to the Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 29th day of April, 2002.



By:  /s/ James A. Gordon
     ------------------------------------
     James A. Gordon
     President of Gordon Management, Inc.,
     General Partner to Edgewater III Management, L.P.,
     which is the General Partner of Edgewater
     Private Equity Fund III, L.P.

By:  /s/ Kathryn Fleck
     ------------------------------------
     Kathryn Fleck, Principal and Chief
     Operating Officer of Fleck T.I.M.E.
     Advisors, L.L.C., the General Partner
     of Fleck T.I.M.E. Fund, LP, and the
     Managing Partner of AFA Management
     Partners, L.P., the Management Company
     of Fleck T.I.M.E. Overseas Fund, Ltd.